EXHIBIT 5





September 4, 1998




Coyote Network Systems, Inc.
4360 Park Terrace Drive
Westlake Village, CA  91361

Ladies and Gentlemen:

     We are providing this opinion in connection with the Registration Statement of Coyote Network Systems, Inc., a Delaware corporation (the "Company"), on Form S-8 (the "Registration Statement"), filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed issuance by the Company of up to 150,000 shares of Company common stock, $1.00 per value per share (the "Shares"), pursuant to the provisions of Coyote Network Systems, Inc., 1998 Non-Employee Director Stock Option Plan (the "Plan").

     We have examined (i) the Registration Statement, (ii) the Company's Restated Certificate of Incorporation and By-Laws, (iii) the Plan, (iv) the corporate proceedings related to the adoption of the Plan, the issuance of the options under the Plan and the organization of the Company, and (v) such other documents and records as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

     Based upon the foregoing, it is our opinion that:

     1. The Company is a corporation existing in good standing under the laws of the State of Delaware.

     2. The Shares, when issued as and for the consideration contemplated by the Registration Statement and the Plan will be validly issued, fully paid and non-assessable by the Company.


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     We consent to the filing of this opinion as an Exhibit to the  Registration
Statement. In giving this consent, we do not admit that we are "experts" within the meaning of section 11 of the Act, or that we come within the category of persons whose consent is required by section 7 of the Act.

                                       Yours very truly,

                                       REINHART, BOERNER, VAN DEUREN,
                                              NORRIS & RIESELBACH, P.C.


                                       BY    /s/ Timothy G. Atkinson
                                             Timothy G. Atkinson